SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 6, 2005

Date of report (Date of earliest event reported)

RETEK INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28121	51-0392671

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

Retek on the Mall
950 Nicollet Mall
Minneapolis, Minnesota	55403

(Address of Principal Executive Offices)	(Zip Code)

(612) 587-5000

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

     On March 9, 2005, Ruby Merger Corp., a Delaware corporation (“Ruby Merger Corp.”) and wholly-owned subsidiary of Oracle Corporation, a Delaware corporation (“Oracle”), commenced a cash tender offer to acquire all of the shares of common stock of Retek Inc., a Delaware corporation (“Retek”), par value $0.01 per share (the “Common Stock”). On March 22, 2005, Ruby Merger Corp. amended the offer to increase the purchase price to $11.25 per share of Common Stock in cash (the “Offer”), upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO filed by Oracle and Ruby Merger Corp. with the United States Securities and Exchange Commission on March 9, 2005, as amended or supplemented from time to time. On March 22, 2005, Retek entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oracle and Ruby Merger Corp.

     The Offer expired at 12:00 midnight, New York City time, on April 5, 2005. As of the expiration of the initial offer period, approximately 47,691,776 shares of Common Stock (approximately 83% of Retek’s outstanding shares of Common Stock) were validly tendered and not withdrawn pursuant to the Offer (including shares tendered by notice of guaranteed delivery) and Ruby Merger Corp. has accepted such shares for payment. Together with the 5,500,000 shares of Retek’s outstanding Common Stock previously acquired by Oracle, Oracle now controls approximately 92.6 percent of Retek’s outstanding stock.

     Based on the per share consideration of $11.25 and the number of outstanding shares tendered and accepted for purchase, the value of the shares purchased by Ruby Merger Corp. as of April 6, 2005 in connection with the Offer is approximately $536.5 million. Oracle and Ruby Merger Corp. used cash and cash equivalents and short-term investments to pay the offer price for all shares tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

     On April 6, 2005, Oracle issued a press release (the “Press Release”) announcing a subsequent offering period commencing on Wednesday, April 6, 2005 and expiring on Monday, April 11, 2005 at 5:00 p.m., New York City time. During the subsequent offering period, Ruby Merger Corp. will accept for payment and promptly pay for Retek shares as they are tendered. Stockholders who tender shares during such period will be paid the same $11.25 per share cash consideration paid during the initial offering period. Shares tendered during the subsequent offering period may not be withdrawn. Ruby Merger Corp. may extend the subsequent offering period. If the subsequent offering period is extended, Ruby Merger Corp. will notify the depositary for the offer and issue a press release prior to 9:00 a.m. New York City time on the first business day following the date the subsequent offering period was scheduled to expire.

     Pursuant to the terms of the Merger Agreement, Oracle will complete a short-form merger now that it has obtained control of over 90% of Retek’s outstanding shares. Ruby Merger Corp. will be merged with and into Retek with Retek as the surviving corporation and a wholly-owned subsidiary of Oracle. Oracle announced in the Press Release that it expects to complete the short-form merger shortly after expiration of the subsequent offering period.

     The Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On April 6, 2005, John Buchanan, N. Ross Buckenham, Ward Carey, Glen A. Terbeek, and Martin J. Leestma resigned as directors of Retek. Retek’s Board of Directors appointed Safra Catz,

Daniel Cooperman, Lawrence J. Ellison, Jeffrey O. Henley, and Charles E. Phillips, Jr. as directors effective as of April 6, 2005. Each of the five new directors was appointed to the audit, nominating and compensation committees of the board of directors.

     Pursuant to the Merger Agreement and effective upon acceptance for payment by Ruby Merger Corp. of shares of Retek’s Common Stock pursuant to the Offer, Ruby Merger Corp. was entitled to designate the number of directors on Retek’s Board of Directors that equals the product of the number of directors on Retek’s Board of Directors and the ratio that the number of shares owned by Oracle and Ruby Merger Sub for bears to the total number of shares then outstanding. On April 6, 2005, Ruby Merger Corp. and Oracle owned approximately 92.6% of the outstanding shares of Common Stock.

     There are no transactions, or proposed transactions, during the last two years to which Retek was or is to be a party, in which the new directors have a direct or indirect material interest.

     The Company had entered into Change in Control Agreements with each of Martin J. Leestma, President and Chief Executive Officer of Retek, Gregory Effertz, Chief Financial Officer, Treasurer and Secretary of Retek, Jerome Dolinsky, Senior Vice President, Worldwide Sales, and Thomas F. Carretta, General Counsel (each an “Executive”). Pursuant to each Change in Control Agreement, each Executive’s employment was terminated effective upon the change in control of Retek on April 6, 2005.

Item 9.01.          Financial Statements and Exhibits.

               (c)     Exhibits

99.1	Press Release issued by Oracle Corporation, dated April 6, 2005 (incorporated by reference to Exhibit (a)(5)(x) to Amendment 6 to Schedule TO filed by Oracle Corporation on April 6, 2005)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETEK INC.

Date: April 8, 2005	/s/ James B. Murdy
James B. Murdy
Corporate Controller

EXHIBIT INDEX

No.	Description	Manner of Filing

99.1	Press Release issued by Oracle	Incorporated by Reference
Corporation, dated April 6,
2005 (incorporated by reference
to Exhibit (a)(5)(x) to
Amendment 6 to Schedule TO
filed by Oracle Corporation on
April 6, 2005)